 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998

                                                      REGISTRATION NO. 333-33187



                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                     POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-2
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ________________

                             PREMIUM RESTAURANT COMPANY
                         (FORMERLY KNOWN AS CIATTI'S, INC.)
               (Exact name of registrant as specified in its charter)
                                  ________________


             MINNESOTA                                  41-1564262
  (State or other jurisdiction of        (I.R.S. Employer Identification Number)
  incorporation or organization)
                                  ________________

                                5555 West 78th Street
                             Edina, Minnesota  55439-2702
                                   (612) 941-0108
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ________________

     Phillip R. Danford                                      Copies to:
   President and Director                               Thomas G. Lovett IV
 Premium Restaurant Company                              Kristin L. Johnson
   5555 West 78th Street                            Lindquist & Vennum P.L.L.P.
Edina, Minnesota 55439-2702                               4200 IDS Center
       (612) 941-0108                                  80 South Eighth Street
(Name, address, including zip                       Minneapolis, Minnesota 55402
code, and telephone number,                                (612) 371-3211
including area code, of agent
       for service)
                                  ________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /x/

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

              Title of Each Class                                     Proposed Maximum       Proposed Maximum
               of Securities to                   Amount to be            Offering               Aggregate            Amount of
                 be Registered                     Registered          Price Per Unit         Offering Price       Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
 Units consisting of one share of Common            2,000,000              $1.25                $2,500,000              $  847
 Stock and a Warrant to purchase an
 additional share of Common Stock

 Common Stock Underlying Warrants                   2,000,000              $1.875               $3,750,000              $1,271
 Total                                                                                                                  $2,118(1)

(1)  $6,590 was paid with the original filing on Form S-2.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  2,000,000 UNITS


                          EACH UNIT CONSISTING OF ONE SHARE
                          OF COMMON STOCK AND ONE REDEEMABLE
                            COMMON STOCK PURCHASE WARRANT
                                PRICE PER UNIT - $1.25
                                   MINIMUM OFFERING
                               $600,000 (480,000 UNITS)
                          __________________________________

                              PREMIUM RESTAURANT COMPANY
                          __________________________________

The units offered hereby are being sold by Premium Restaurant Company (the "Company"), formerly known as Ciatti's, Inc. Each unit ("Unit") consists of one share of the Company's common stock, $.01 par value per share ("Common Stock"), and one Redeemable Common Stock Purchase Warrant ("Warrant"). The Common Stock and Warrants are immediately detachable and separately transferable. One Warrant entitles the holder to purchase, at any time up to March 31, 2000, one share of Common Stock at a price of $1.875. Beginning January 1, 1999, the Warrants are redeemable, in whole, by the Company at a redemption price of $.05 per Warrant on not less than 30 days written notice, provided that the market price of the Common Stock exceeds $3.50 per share (subject to adjustment) for any 20 consecutive trading days within 15 days prior to such notice. Holders of Warrants may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company. See "Description of Securities and Terms of Offering."

Prior to this Offering, there has been no public market for the Units and no assurance can be given that any such market will exist or develop upon completion of this Offering or, if developed, will be maintained.


These Units are being sold by the Company's officers and directors. In addition, the Company intends to offer these Units through one or more broker-dealers in such states as the Company may register. See "Description of Securities and Terms of Offering - Plan of Distribution." The Company may grant to broker-dealers it retains warrants to purchase 10% of the securities sold by such broker-dealers and may agree to indemnify the broker-dealers under the Securities Act of 1933, as amended. Through April 9, 1998, the Company had achieved the minimum 480,000 Units ($600,000), and all proceeds therefrom were released from the Company's Escrow Account at Norwest Bank Minnesota, N.A, on April 14, 1998. Through May 3, 1998, the Company had sold 743,100 Units ($928,875).

THE UNITS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6.
___________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      -------------------------------------------------------------------
      -------------------------------------------------------------------
                                        Underwriting
                      Price to          Commissions and    Proceeds to
                      Public            Discount (1)       Company
      Per Unit        $1.25             $.125              $1.125
      -------------------------------------------------------------------
      Minimum         480,000 Units     $60,000            $540,000 (2)
      -------------------------------------------------------------------
      Maximum         2,000,000 Units   $250,000           $2,250,000 (2)
      -------------------------------------------------------------------
      -------------------------------------------------------------------


(1) The Company may agree to indemnify any broker-dealers it may retain against certain liabilities, including liabilities under the Securities Act of 1933. In addition, the Company may agree to issue broker-dealers five-year warrants to purchase the number of shares of the Company's Common Stock equal to 10% of all Unit sales generated by such broker-dealers and may pay broker-dealers a nonaccountable expense allowance for sales-related expenses up to 3% of all proceeds generated by such broker-dealers.

(2) Before deducting estimated offering expenses of $100,000 and excluding any nonaccountable expense allowance for broker-dealers.

                     The date of this Prospectus is May __, 1998.

                        [Pictures of Bruegger's Bagel Bakery]

     Premium Restaurant Company, through its wholly-owned subsidiary DFW Bagels, Inc., owns and operates seven Bruegger's Bagel Bakery restaurants in the Dallas-Fort Worth area.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND BY THE INFORMATION AND FINANCIAL STATEMENTS APPEARING IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE UNITS OFFERED HEREBY. TERMS NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

     The Company owns and operates five full-service restaurants in Minnesota and Wisconsin and seven "Bruegger's Bagel Bakery" restaurants in the Dallas-Fort Worth, Texas area. Included in these full-service restaurants are four Italian restaurants operating in Minnesota under the name "Ciatti's Italian Restaurant-Registered Trademark-" and one steakhouse restaurant operating in Wisconsin under the name "Spurs Steakhouse & Saloon-Registered Trademark-." All bagel bakeries are operated under the name "Bruegger's Bagel Bakery" pursuant to the terms of a development agreement and related franchise documents under which the Company's subsidiary DFW Bagels, Inc. ("DFW") acts as franchisee.


     The Company is conducting this Offering to raise working capital while the Company is expanding the number of Bruegger's Bagel Bakery restaurants owned and operated by DFW in the Dallas-Fort Worth area. Under the Development Agreement, as amended, DFW must have eight Bruegger's Bagel Bakery restaurants open by August 1, 1998, nine Bruegger's Bagel Bakery restaurants open by September 1, 1998 and thirty Bruegger's Bagel Bakery restaurants open by July 1, 2002.


     Premium Restaurant Company and its wholly-owned subsidiary, DFW Bagels, Inc., are Minnesota corporations. The Company's principal office and mailing address is Premium Restaurant Company, 5555 West 78th Street, Edina, Minnesota 55439-2702 and its telephone number is (612) 941-0108. Unless the context otherwise requires, references to the Company include the Company and its wholly-owned subsidiary, DFW Bagels, Inc. References to the Company's development and operation of its Bruegger's Bagel Bakery restaurants will generally mean DFW Bagels, Inc. Prior to November 1997, the Company was known as Ciatti's, Inc. In November 1997, the Company changed its name to Premium Restaurant Company to reflect the broader business operations of the Company. During the period September through November 1997 the Company sold five of its full-service restaurants to raise additional working capital to enable it to focus on the development of its Bruegger's Bagel Bakery restaurants. See "Business - Restaurant Demographics."


                                     THE OFFERING

Securities Offered . . . . .  2,000,000 Units.  Each Unit offered hereby consists of one share of Common Stock and one
                              Redeemable Common Stock Purchase Warrant.  Each
                              Warrant entitles the holder to purchase, at any
                              time during the period ending March 31, 2000, one
                              share of Common Stock at a price of $1.875,
                              subject to adjustment in certain circumstances.
                              Beginning January 1, 1999, the Warrants are
                              redeemable, in whole, by the Company at a
                              redemption price of $.05 per Warrant on not less
                              than 30 days written notice, provided that the
                              market price of the Common Stock exceeds $3.50 per
                              share (subject to adjustment) for any 20
                              consecutive trading days within 15 days prior to
                              such notice.  Holders of Warrants may exercise
                              their rights until the close of business on the
                              date fixed for redemption, unless extended by the
                              Company.  See "Description of Securities and Terms
                              of Offering." Through May 3, 1998, the Company had
                              sold 743,100 Units ($928,875).

Common Stock Outstanding
  Before the Offering  . . .  742,819 shares of Common Stock at February 2,
                              1998.

Use of Proceeds  . . . . . .  Repayment of subordinated debt, accounts payable, bakery pre-opening expenses, commissary
                              pre-opening expenses, inventory and supplies, and
                              working capital.  See "Use of Proceeds."
                       ________________________________________

     "BRUEGGER'S" and "BRUEGGER'S BAGEL BAKERY" are trademarks of Bruegger's Corporation. "CIATTI'S ITALIAN RESTAURANT" and "SPURS STEAKHOUSE & SALOON" are registered trademarks of the Company.

     The Common Stock and Warrants included in the Units offered hereby are securities of Premium Restaurant Company. They are not direct or indirect interests in DFW Bagels, Inc. Neither Bruegger's Corporation, nor any of its affiliates have endorsed, approved or reviewed, or are in any way a party to, this Prospectus or any of the disclosures contained in this Prospectus.
                ________________________________________

     THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED OR CONTEMPLATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, PROSPECTIVE PURCHASERS OF THE COMPANY'S COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW ALL OF SUCH RISK FACTORS.

                                     RISK FACTORS

     INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE UNITS IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.


RECENT AND ANTICIPATED LOSSES; DILUTION

     During the fiscal years ended June 30, 1996 and June 29, 1997 and the thirty-nine weeks ended March 29, 1998, the Company incurred losses of approximately $1,363,000 and $2,569,000 and $1,160,000, respectively. The loss for the thirty-nine weeks ended March 29, 1998 is net of a gain of approximately $926,000 recognized on the sale of five full-service restaurants. At March 29, 1998, the Company had an accumulated deficit of $4,896,556 and shareholders' deficit of $553,914, or $.75 per share.
Through May 3, 1998, the Company had sold 743,100 Units with gross proceeds of $928,875 and had shareholders' equity of $44,992, or $.03 per share. Investors purchasing Units in this Offering will recognize dilution in an amount equal to the difference between $1.25 per Unit and the Company's book value per share. Although the Company believes it can regain profitability through its expansion of Bruegger's Bagel Bakery restaurants in the Dallas-Fort Worth area, the Company expects that it will continue to incur losses until profitability is achieved. There can be no assurance that the Company will be able to achieve profitability of its Bruegger's Bagel Bakery restaurants.


DEPENDENCE UPON BRUEGGER'S BAGEL BAKERY RESTAURANTS FOR FUTURE GROWTH

     Substantially all of the Company sales in the past have been generated from the operation of its full-service restaurants. The Company currently operates seven bagel bakeries. The retail bagel segment is an emerging concept, the long-term appeal and potential of which have not yet been fully determined. Future growth in sales and profits will depend to a substantial extent on the Company's ability to increase the number of its bagel bakeries. The Company's ability to successfully expand its bagel bakery operations will depend upon a number of factors, including the availability and cost of suitable locations, the hiring, training and retention of skilled restaurant management and personnel, the ability of the Company to generate funds from operations, obtain adequate restaurant financing on favorable terms or to obtain cash concessions from landlords, the competitive environment, and the ability to obtain the necessary governmental permits and approvals. There can be no assurance that the Company will be able to open new bagel bakeries and, if opened, that those restaurants can be operated profitably or that the opening of any new locations will not result in reduced sales at existing bagel bakeries. See "Business -Restaurant and Bakery Operations" and "Business - Restaurant Development."

SALE OF CERTAIN OF ITS CIATTI'S ITALIAN RESTAURANTS

     The Company sold three of its full-service restaurants in September 1997, one of its full-service restaurants in October 1997 and one of its full-service restaurants in November 1997. The three restaurants sold in September 1997 are located in Burnsville, Falcon Heights and Woodbury, Minnesota. The restaurant sold in October 1997 is located in St. Cloud, Minnesota, and the restaurant sold in November 1997 is located in LaCrosse, Wisconsin. The sale of these restaurants generated proceeds of approximately $1,827,000. The gain recognized on the sale of the three restaurants sold in the first quarter of fiscal 1998 was approximately $486,000 and the gain recognized on the sale of the two restaurants sold in the second quarter of fiscal 1998 was approximately $440,000. The restaurants sold are initially being operated as Ciatti's Italian Restaurants, however, the new operators have the right to change the name. The Company decided to sell these restaurants to focus on achieving and maintaining profitability at its remaining full-service restaurants and to generate cash to continue to expand its bagel bakery concept in the Dallas-Fort Worth market. During fiscal 1997, the restaurants sold generated approximately $8,270,000 of sales, net earnings of $445,000 and cash flows from operations of $799,000. The Company will not have the benefit of this cash flow in the future. Although the Company has no agreements to sell any of its remaining full-service restaurants, it is exploring alternatives to maximize its cash flow, including the possible sale of any of its remaining full-service restaurants as well as sale and lease-back opportunities.

DEPENDENCE UPON BRUEGGER'S


     The Development of the Dallas-Fort Worth area for bagel bakeries by DFW is subject to the terms and conditions of a Development Agreement and related franchise agreements with Bruegger's Franchise Corporation ("Bruegger's). Under the terms of the Development Agreement as amended in November 1997 and May 1998, DFW is required to comply with a number of requirements with respect to construction and maintenance of bagel bakeries. DFW is required to have eight Bruegger's Bagel Bakery restaurants open by August 1, 1998, nine bagel bakeries open by September 1, 1998 and thirty stores open by July 1, 2002. Through April 30, 1998, DFW has opened seven bagel bakeries and has entered into lease agreements for four additional bagel bakery sites. The Development Agreement provides that DFW and Bruegger's will enter into a pre-agreed-upon franchise agreement for each bagel bakery opened by DFW. The franchise agreement grants DFW the right to establish and operate a bagel bakery and to use the Bruegger's system and various trademarks. The bagel bakeries must conform to Bruegger's methods, such as its core products, decor, fixtures, furnishings and maintenance. Under the franchise agreement, DFW is obligated to pay fees to Bruegger's, including, but not limited to, a $20,000 franchise fee upon the opening of each bagel bakery. Bruegger's has agreed to waive the initial franchise fee for any Bruegger's Bagel Bakery restaurants opened in calendar 1998. In the event the Company fails to comply with certain terms of the Development Agreement or of the franchise agreement with respect to a specific bakers, Bruegger's has the right to terminate the applicable agreement.

     During the period from June 1996 through October 1997, Bruegger's was owned by Quality Dining, Inc. During that period, the Company and Quality Dining, Inc. became engaged in litigation over the Company's right to sell securities which resulted in a settlement agreement dated as of April 23, 1997 (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company and DFW agreed to enter into certain indemnification and license arrangements with Bruegger's. The parties also agreed that Bruegger's would have no right of first refusal to purchase securities of Premium Restaurant Company so long as Premium Restaurant Company remained a publicly-held corporation and that Bruegger's would have no right of consent for certain issuances of securities by Premium Restaurant Company (i) if the issuance does not result in the acquisition of over 40% of the voting power of any class of securities of Premium Restaurant Company after the completion of the issuance by any shareholder (other than Phillip R. Danford or L.E. "Dan" Danford, Jr.) who previously held less than 40% of the voting power of such securities and (ii) such issuance does not result in Phillip R. Danford and L.E. "Dan" Danford, Jr. collectively owning less than 10% of the voting power of all classes of securities of Premium Restaurant Company. The Development Agreement, as amended by the Settlement Agreement, and subsequently amended in November 1997 and May 1998, is herein referred to as the "Development Agreement."


GUARANTEE OF SUBSIDIARY'S LEASES BY PREMIUM RESTAURANT COMPANY

     Although the Company's wholly-owned subsidiary, DFW Bagels, Inc., is the developer and operator of the Company's bagel bakeries, Premium Restaurant Company has guaranteed certain of the leases entered into by DFW and may guarantee additional leases in the future. If DFW were to default on these leases, and the assets of DFW were otherwise insufficient to satisfy these obligations, the landlords would have a claim against Premium Restaurant Company and its assets.

THE COMPETITIVE RESTAURANT AND FOOD SERVICE INDUSTRY

     The restaurant and food service industry is highly competitive and fragmented. There are numerous restaurants and other food service operations that compete directly and indirectly with the Company. Many of these entities have significantly greater financial resources and higher total sales volume than does the Company. The restaurant business is often affected by changes in consumer taste and discretionary spending priorities, national, regional and/or local economic conditions, demographic trends, consumer confidence in the economy, traffic patterns, weather conditions, employee availability, and the type, number and location of competing restaurants. Any change in these factors could adversely affect the Company. In addition, factors such as inflation and increased food, labor and other employee compensation costs could adversely affect the Company. In the Dallas-Fort Worth area, the

Company expects to encounter competition from Einstein Bagels, as well as a number of local, owner-operated bagel shops that in many cases have developed a loyal local clientele. See "Business."

NEED FOR ADDITIONAL CAPITAL

     Under the Company's Development Agreement with Bruegger's, it is required to open a total of thirty bagel bakeries prior to July 1, 2002. The Company estimates that it will cost approximately $370,000 for the capital expenditures and initial franchise fee for each location. In addition, the Company estimates it will cost approximately $500,000 for the construction of a commissary, which the Company plans to build in calendar 1998.
Accordingly, the Company will need funds in addition to those raised by this Offering to support its expansion plans and comply with the terms of its Development Agreement with Bruegger's. There can be no assurance that the Company will be able to obtain such additional financing.

BORROWING FROM AFFILIATES

     In order to finance certain working capital requirements, the Company has borrowed $400,000 from L.E. "Dan" Danford, Jr., the Chairman of the Board of Directors of the Company, pursuant to an unsecured 10.5% Promissory Note due December 31, 1998. The Company anticipates that it may be necessary for it to borrow additional funds from Mr. Danford in the future. There are, however, no guarantees that funds will be available from Mr. Danford when needed by the Company.

INCREASES IN FOOD COSTS

     The Company's profitability is dependent on its ability to anticipate and react to changes in food costs. Various factors beyond the Company's control, including climatic changes, may affect food costs. While in the past management has been able to anticipate and react to increasing food costs through purchasing practices and price adjustments, there can be no assurance that it will be able to do so in the future.

NEED TO ESTABLISH MARKET PENETRATION IN DALLAS-FORT WORTH, TEXAS AREA

     Experience obtained from industry sources demonstrates that the profitability of any individual bagel bakery often depends to a high degree on the penetration of a particular market by the bagel bakery operator. The Company assumes that individual bagel bakeries will typically become profitable only after the Company has opened a number of bagel bakeries sufficient to make the franchise name well-known in that market. The Company estimates that in the Dallas-Fort Worth area the minimal number of bagel bakeries needed for such penetration is between twelve and twenty.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     The Company's directors, executive officers and members of their families currently beneficially own 65.0% of the Company's outstanding Common Stock. As a result, these shareholders currently exercise and are expected to continue to exercise influence and, if acting together, control all matters requiring approval by the shareholders of the Company, including the election of directors, approval of amendments to the Company's Articles of Incorporation and approval of mergers or other business combination transactions. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of the Company. On April 9, 1998, Mr. L.E. "Dan" Danford, Jr., Chairman of the Board of the Company, purchased 400,000 Units. Mr. Danford or other directors and officers of the Company may buy additional Units in the offering which would have the effect of increasing their control.


LOCAL FOOD TASTES

     The bagel concept has become successful in many parts of the United States, but is new in the southern portion of the country. Although the Company believes that bagels can be successfully introduced to the Company's development area as it has been done in other metropolitan areas of the country, there can be no assurances that this effort will be successful in Texas.

LABOR COSTS, AVAILABILITY OF EMPLOYEES

     Similar to its Italian and steakhouse restaurants, the Company needs to hire essentially unskilled workers for each bagel bakery, although fewer workers are required for a bakery compared to a full-service restaurant. While the Company pays wages higher than the statutory minimum wage in every bagel bakery, the minimum wage nevertheless has a direct proportionate impact on the actual wages the Company is required to offer to compete for available employees. In addition, on September 1, 1997, a federally mandated wage increase became effective. In response to this minimum wage increase, the Company implemented menu price increases at its full-service restaurants which took effect October 1, 1997. These increases have partially offset the cost of the wage increases. This minimum wage increase is not expected to have a material effect on the Company's bagel bakeries as all employee pay rates are already at or above the new minimum wage. See "Business - Government Regulation."

COSTS OF CONSTRUCTION MATERIALS

     The construction of any bagel bakery involves several building materials, such as construction-grade and furniture-grade lumber, stainless steel, and plastic laminates, which are highly sensitive to nationwide price fluctuations. Any significant price increases of such materials will increase the construction costs of any bakery and will consequently have an adverse effect on its profitability.

RELIANCE ON COMMISSARY OF THIRD PARTY

     Currently, the Company obtains its shaped bagel dough, as well as other food supplies from a commissary owned by Bruegger's. While the current arrangement represents the most cost effective way of obtaining bagel dough and other supplies, the closing of the commissary or the inability of the Company to receive its supplies from the commissary, would have a severe and immediate impact on the continuation of the Company's business in the Dallas-Fort Worth area. The Company expects to build its own commissary in calendar 1998.

GOVERNMENT REGULATION

     The Company's business is subject to extensive state and local government regulation in the various jurisdictions in which its full-service restaurants and bagel bakeries are located, including regulations relating to alcoholic beverage control, public health and safety and fire codes. The failure to obtain or retain required licenses could adversely affect the operation of the Company's restaurants. While the Company has not experienced, and does not anticipate any problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area.

QUOTATION ON THE NASDAQ OTC BULLETIN BOARD

     On October 8, 1997, the Company's Common Stock was delisted from the Nasdaq SmallCap Market because of the Company's inability to comply with the Nasdaq SmallCap Market shareholders' equity requirement. The Company's Common Stock is now quoted on the Nasdaq OTC Bulletin Board. There can be no assurance that a deep and liquid market will ever develop in the Company's Common Stock or in its Warrants.

                                   USE OF PROCEEDS


     The Company currently estimates expenses of this Offering will be approximately $100,000 which includes but is not limited to, legal, accounting, filing fees and miscellaneous expenses. Through May 3, 1998, the Company had sold 743,100 Units and had received gross proceeds of $928,875. In the event the Company does not sell any additional Units, the net proceeds to the Company from the Offering will be $828,875. To the extent the Company sells the remainder of the Offering through broker-dealers, because of commissions and nonaccountable expense allowances paid thereto, the net proceeds to the Company are expected to be $2,195,754 if the maximum number of Units offered hereby are sold. To the extent the Company sells entirely directly through its officers and directors so that no commissions are due, the net proceeds to the Company from this Offering are expected to be $2,400,000 if the maximum number of Units offered hereby are sold.


     The following table sets forth the anticipated use of the net proceeds from this Offering over the next twelve months, assuming the minimum and maximum number of Units are sold:




                                                    With Broker-Dealers         Without Broker-Dealers
                                              ----------------------------   ---------------------------
                                              Funds as of May 3    Maximum   Funds as of May 3   Maximum
                                              -----------------    -------   -----------------  --------
Repayment of Subordinated Debt . . . . . . .        $200,000       $200,000       $200,000       $200,000
Accounts Payable . . . . . . . . . . . . . .         300,000        350,000        300,000        350,000
Bakery Pre-opening Expenses. . . . . . . . .         150,000        275,000        150,000        275,000
Construction of Commissary . . . . . . . . .              -         425,000             -         425,000
Advertising  . . . . . . . . . . . . . . . .          90,000        180,000         90,000        180,000
Commissary Pre-opening Expenses. . . . . . .              -          50,000             -          50,000
Inventory and Supplies . . . . . . . . . . .          60,000        100,000         60,000        100,000
Repayment of Related Party Debt. . . . . . .              -         400,000             -         400,000
General Working Capital Purposes . . . . . .          28,875        215,754         28,875        420,000
Total. . . . . . . . . . . . . . . . . . . .        $828,875     $2,195,754       $828,875     $2,400,000



     The Company is issuing these Units to raise working capital, including marketing and promotion of its Bruegger's Bagel Bakery restaurants. Under the Development Agreement, DFW must have eight bagel bakeries open by August 1, 1998, nine bagel bakeries open by September 1, 1998 and thirty bagel bakeries open by July 1, 2002. The Company may also use part of any capital raised for other general business purposes.

     The Company currently intends to finance its construction of bagel bakeries from lease financing. The Company believes each site will require approximately $370,000 of capital expenditures, including the $20,000 initial franchise fee. The initial franchise fee has been waived however, for any bagel bakeries opened in calendar 1998. It anticipates financing its commissary during calendar 1998 through lease financing, use of the proceeds of this offering or a combination of these sources. In order to finance certain working capital requirements, during the period of June 1997 through August 1997, the Company has borrowed $400,000 from L.E. "Dan" Danford, Jr., the Chairman of the Board of Directors of the Company, pursuant to an unsecured 10.5% Promissory Note that is payable on December 31, 1998.

     Because the Company has decided to pursue a strategy of building bagel bakeries at a rate faster than that required by the Development Agreement, it may need funds in addition to those generated from this Offering. In such event, the Company will attempt to raise additional funds through debt or equity offerings. If the Company is unable to successfully raise funds from this Offering or otherwise in a timely manner, it may be necessary for it to raise additional capital through other means of financing. Although the Company believes that it will be able to secure the necessary capital, there can be no assurances that the Company will be successful in such efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     The above amounts and categories for use of the proceeds of this Offering represent management's best estimate based upon current conditions and assumptions as to anticipated levels of investment among the foregoing categories. Although no material changes are contemplated in the proposed use of proceeds, the Company reserves the right to adjust such amounts by reason of business conditions existing at the time of expenditure. Pending application of the proceeds of the Offering, the proceeds will be invested in short-term liquid securities.

                   PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Until October 8, 1997 when it was delisted from the Nasdaq system, the Company's Common Stock was traded on the Nasdaq SmallCap Market under the symbol "CIAT." The Company Stock is now quoted on the Nasdaq OTC Bulletin Board under the symbol "PRXC." The following table sets forth the range of high and low prices for the Company's Common Stock on the Nasdaq SmallCap Market for fiscal 1996 and 1997 and on the Nasdaq OTC Bulletin Board for periods subsequent to October 8, 1997. The prices listed below indicate inter-dealer prices without retail mark up, mark down or commissions. They may not necessarily represent actual transactions.




FISCAL YEAR                                            LOW             HIGH
1996      First Quarter                               $3.75          $5.00
          Second Quarter                               4.00          6.125
          Third Quarter                                4.25           6.25
          Fourth Quarter                               2.75           5.25

1997      First Quarter                               $3.50          $5.00
          Second Quarter                               2.50           4.00
          Third Quarter                                1.25          1.625
          Fourth Quarter                               1.25          1.625

1998      First Quarter                               $0.62          $2.75
          Second Quarter                               1.25           2.00
          Third Quarter                                1.25          1.625




     The closing bid and ask prices for the Company's Common Stock as reported on the Nasdaq OTC Bulletin Board on May 3, 1998 were $1.12 and $1.25, respectively. As of May 3, 1998, the Company had 234 shareholders of record, plus an additional 386,950 shares held by depository institutions for an undetermined number of additional shareholders. The total number of outstanding shares was 1,485,919.


     The Company has not paid cash dividends on its Common Stock in the past and does not intend to pay cash dividends in the foreseeable future.

                 SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the fiscal years ended June 27, 1993, July 3, 1994, July 2, 1995, June 30, 1996 and June 29,
1997 have been derived from audited financial statements of the Company for the fiscal years then ended. This data should be read in conjunction with the consolidated financial statements, related notes and other financial information, included or incorporated by reference, elsewhere in this Prospectus. For current information, see the Form 10-QSB delivered with this Prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)


                                                                                                              THIRTY-NINE
                                                                      FISCAL YEAR (1)                         WEEKS ENDED
                                              -------------------------------------------------------    ---------------------
                                                1993        1994        1995        1996        1997       MARCH       MARCH
                                                                                                         30, 1997    29, 1998
                                              --------    --------    --------    --------    --------   ---------   ---------
Sales
   Full-service restaurants                   $22,359     $22,969     $18,935     $16,962     $15,811     $11,789     $ 7,882
   Bagel bakeries                                  --          --          --         627       1,927       1,351       2,084
                                              --------    --------    --------    --------    --------   ---------   ---------
      Total sales                              22,359      22,969      18,935      17,589      17,738      13,140       9,966

Cost of food and beverage                       6,760       6,848       5,781       5,191       5,371       3,998       3,133
                                              --------    --------    --------    --------    --------   ---------   ---------
   Gross profit                                15,599      16,121      13,154      12,398      12,367       9,142       6,833

Restaurant operating expenses
   Labor and benefits                           7,590       7,383       6,266       6,145       6,304       4,691       3,620
   Direct and occupancy                         7,001       7,039       5,722       6,375       6,625       4,746       4,031
   General and administrative                   1,173       1,347       1,054       1,305       1,305         932         956
   Gain on sale of full-service restaurants        --          --          --          --          --          --        (926)
   Loss from closure of bagel bakery               --          --          --          --          --          --          63
   Impairment of assets write-down                 --          --          --          78         640         640          91
                                              --------    --------    --------    --------    --------   ---------   ---------
    Total restaurant and operating expenses    15,764      15,769      13,042      13,903      14,874      11,009       7,835
                                              --------    --------    --------    --------    --------   ---------   ---------
                                              --------    --------    --------    --------    --------   ---------   ---------

   Earnings (loss) from operations               (165)        352         112      (1,505)     (2,507)     (1,867)     (1,002)

Other income (expense), net                       (70)         92          88         (18)        (69)        (47)       (153)
Income tax (expense) benefit                     (107)       (134)         (6)        160           7           9          (5)
                                              --------    --------    --------    --------    --------   ---------   ---------

   Net earnings (loss)                          ($342)       $310        $194     ($1,363)    ($2,569)    ($1,905)    ($1,160)
                                              --------    --------    --------    --------    --------   ---------   ---------
                                              --------    --------    --------    --------    --------   ---------   ---------

Net earnings (loss) per share
   Basic                                       ($0.42)      $0.41       $0.27      ($1.85)     ($3.46)     ($2.56)     ($1.56)
   Diluted                                     ($0.42)      $0.40       $0.26      ($1.85)     ($3.46)     ($2.56)     ($1.56)

Weighted average number of
 shares outstanding
   Basic                                      805,118     751,785     727,639     736,917     742,819     742,819     742,819
   Diluted                                    805,118     768,343     762,089     736,917     742,819     742,819     742,819

CONSOLIDATED BALANCE SHEET DATA
(at end of period) (in thousands)


                                                                      FISCAL YEAR (1)
                                              -------------------------------------------------------
                                                1993        1994        1995        1996        1997                  MARCH
                                                                                                                    29, 1998
                                              --------    --------    --------    --------    --------              ---------
Current assets                                 $2,308      $2,763      $2,713      $2,184      $1,420                 $1,046
Current liabilities                             2,219       2,201       1,969       2,569       3,292                  3,463
Total assets                                    7,899       7,206       7,684       6,652       4,663                  3,978
Long-term obligations, less
   current maturities                           1,491         655       1,179         908         765                  1,068


(1) The Company's fiscal year ends on the Sunday closest to June 30. Fiscal 1994 was a fifty-three week year while fiscal 1993, 1995, 1996 and 1997 were fifty-two week years.

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH IN THIS SECTION AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH IN THIS PROSPECTUS. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, PROSPECTIVE PURCHASERS OF THE UNITS OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS PROSPECTUS UNDER "RISK FACTORS."

RESULTS OF OPERATIONS

     The following sets forth certain financial data expressed as a percentage of sales for the fiscal years ended June 27, 1993, July 3, 1994, July 2, 1995, June 30, 1996 and June 29, 1997 and the thirty-nine weeks ended March 30, 1997 and March 29, 1998. Fiscal 1994 was a fifty-three week year while fiscal 1993, 1995, 1996 and 1997 were fifty-two week years.




                                                                                                              THIRTY-NINE
                                                                      FISCAL YEAR (1)                         WEEKS ENDED
                                              -------------------------------------------------------    ---------------------
                                                1993        1994        1995        1996        1997       MARCH       MARCH
                                                                                                         30, 1997    29, 1998
                                              --------    --------    --------    --------    --------   ---------   ---------
Sales
   Full-service restaurants                    100.0%      100.0%      100.0%       96.4%       89.1%       89.7%       79.1%
   Bagel bakeries                                  --          --          --        3.6%       10.9%       10.3%       20.9%
                                              --------    --------    --------    --------    --------   ---------   ---------
      Total sales                              100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%

Cost of food and beverage                       30.2%       29.8%       30.5%       29.5%       30.3%       30.4%       31.4%
                                              --------    --------    --------    --------    --------   ---------   ---------
   Gross profit                                 69.8%       70.2%       69.5%       70.5%       69.7%       69.6%       68.6%

Restaurant operating expenses
   Labor and benefits                           33.9%       32.1%       33.1%       34.9%       35.5%       35.7%       36.3%
   Direct and occupancy                         31.3%       30.7%       30.2%       36.2%       37.3%       36.1%       40.4%
   General and administrative                    5.3%        5.9%        5.6%        7.5%        7.4%        7.1%        9.6%
   Gain on sale of full-service restaurants        --          --          --          --          --          --       (9.2%)
   Loss from closure of bagel bakery               --          --          --          --          --          --        0.6%
   Impairment of assets write-down                 --          --          --        0.4%        3.6%        4.9%        0.9%
                                              --------    --------    --------    --------    --------   ---------   ---------
     Total restaurant and operating expenses    70.5%       68.7%       68.9%       79.0%       83.8%       83.8%       78.6%
                                              --------    --------    --------    --------    --------   ---------   ---------

   Earnings (loss) from operations              (0.7%)       1.5%        0.6%       (8.5%)     (14.1%)     (14.2%)     (10.0%)

Other income (expense), net                     (0.3%)       0.4%        0.4%       (0.1%)      (0.4%)      (0.4%)      (1.5%)
Income tax (expense) benefit                    (0.5%)      (0.6%)         --        0.9%          --        0.1%       (0.1%)
                                              --------    --------    --------    --------    --------   ---------   ---------

   Net earnings (loss)                          (1.5%)       1.3%        1.0%       (7.7%)     (14.5%)     (14.5%)     (11.6%)
                                              --------    --------    --------    --------    --------   ---------   ---------
                                              --------    --------    --------    --------    --------   ---------   ---------



COMPARISON OF THIRTY-NINE WEEKS ENDED MARCH 29, 1998 TO THIRTY-NINE WEEKS ENDED MARCH 30, 1997


SALES

     Consolidated sales of $9,966,257 for the first thirty-nine weeks of fiscal 1998 decreased $3,173,660, or 24.2%, from consolidated sales of $13,139,917 reported during the first thirty-nine weeks of fiscal 1997. The decrease in consolidated sales during fiscal 1998 was due to a decline in sales at the Company's full-service restaurants offset by an increase in sales at the Company's bagel bakeries, as described below.

     Full-service restaurant sales of $7,882,183 for the first thirty-nine weeks of fiscal 1998 decreased 33.1% from sales of $11,789,394 for the same period of fiscal 1997. This decrease in full-service restaurant sales was due, in part, to the Company selling three of its full-service restaurants in the first quarter of fiscal 1998, and two of its full-service restaurants in the second quarter of fiscal 1998. In addition, this decrease in sales was due to the increased competition of national chain restaurants in each of the markets in which the Company's Italian and Steakhouse restaurants operate. The Company expects competition to intensify and, therefore, most of the Company's restaurants will continue to face significant pressure to maintain sales levels. To offset this the Company developed a new menu that was introduced to the Italian restaurants in September 1997. The focus of the new menu is to increase portion sizes and increase the offerings of chicken and seafood in order to create a higher quality and value to the customer.
In addition, the purpose of the new menu is to increase the check average per person without decreasing the value. As of March 29, 1998 the Company has seen an increase in the check average per person.

     Sales of $2,084,074 for the first thirty-nine weeks of fiscal 1998 increased $733,551, or 54.3%, over bagel bakery sales of $1,350,523 for the same period of fiscal 1997. This increase in sales was primarily a function of the Company having seven bagel bakeries open as of March 29, 1998, while only having five bagel bakeries open as of March 30, 1997. The Company
closed one of its bagel bakeries in November 1997.    The Company is required
by its development agreement, as amended through May 11, 1998, to have eight stores open by August 1, 1998, nine stores open by September 1, 1998 and thirty stores open by July 1, 2002.


COST OF FOOD AND BEVERAGE


     Cost of food and beverage as a percentage of sales increased to 31.4% for the first thirty-nine weeks of fiscal 1998 from 30.4% for the same period of fiscal 1997. These costs were up due to the mix of the Company's business including a larger percentage of bagel bakery sales, which have a slightly higher cost of food and beverage associated with them.

     The Company does not expect the cost of food and beverage to increase significantly in the future. The Company expects to construct a commissary in calendar 1998 to lower the food and beverage costs associated with its bagel bakeries and expects no change to the food and beverage costs at its full-service restaurants.


LABOR AND BENEFITS

     Labor and benefit costs as a percentage of sales increased to 36.3% for the first thirty-nine weeks of fiscal 1998 compared to 35.7% during the same period of last year. This slight increase was primarily due to the minimum wage increase that took effect on September 1, 1997. In response to this minimum wage increase, the Company implemented menu price increases at its full-service restaurants which took effect October 1, 1997. These increases have partially offset the cost of the wage increases. This minimum wage increase is not expected to have a material effect on the Company's bagel bakeries as all employee pay rates are already at or above the new minimum wage.


DIRECT AND OCCUPANCY

     Direct and occupancy costs increased to 40.4% of sales for the first thirty-nine weeks of fiscal 1998 compared to 36.1% of sales during the same period of last year. This increase was primarily due to the fact that the Company is currently paying rent on four bagel bakery leases that are not yet under construction. Bagel bakeries will not be constructed at these locations until financing can be acquired. Secondly, the Company increased its advertising and promotional costs at its full-service restaurants from 2.6% of sales for the first thirty-nine weeks of fiscal 1997 to 5.3% of sales for the same period of fiscal 1998. The Company expects advertising and promotional expenses to decrease to 4.0% of sales for the remainder of fiscal 1998. The Company is obligated by its development agreement with Bruegger's to spend a minimum of 2% of sales on advertising and, following its current practice, expects to spend between 4% and 5% of bakery sales in the near future. Lastly, direct and occupancy costs at the Company's bagel bakeries were affected by fixed costs such as rent and depreciation being spread across a lower sales base than at its full-service restaurants. As sales at the Company's bagel bakeries increase in the future, these fixed costs will decrease as a percent of sales.

GENERAL AND ADMINISTRATIVE


     General and administrative costs as a percentage of sales increased to 9.6% for the first thirty-nine weeks of fiscal 1998 compared to 7.1% of sales for the same period of last year. This increase in general and administrative costs was primarily due to the Company incurring approximately $385,000 of general and administrative costs in the first thirty-nine weeks of fiscal 1998 relating to the development of a corporate infrastructure at its bagel bakery operation, as compared to only $216,000 of costs for the same period last year. The Company also had increased professional fees pertaining to its attempts to acquire financing for its bagel bakery concept. General and administrative costs were lower during the third quarter of fiscal 1997 as a result of the Company recording an $85,000 recovery of a bad debt expense.


GAIN ON SALE OF FULL-SERVICE RESTAURANTS

     The Company sold five of its full-service restaurants during the first thirty-nine weeks of fiscal 1998. The restaurants are located in Burnsville, Falcon Heights, Woodbury and St. Cloud, Minnesota and LaCrosse, Wisconsin. The sale of these restaurants generated proceeds of approximately $1,827,000. The gain recognized on the sale of these restaurants sold was $926,341.



LOSS FROM CLOSURE OF BAGEL BAKERY

     The Company closed one of its bagel bakeries during the first thirty-nine weeks of fiscal 1998. The bakery is located in Irving, Texas. This bakery was an experimental site, as it was connected to a gas station and was only one-third the size of a standard bakery. The Company determined it was unlikely that this bakery would generate the sales necessary to achieve profitability. The equipment at this bakery was removed and can be used at other bakeries. The Company recognized a loss of $63,039 on the net book value of the leasehold improvements at the bakery.


WRITE-DOWN OF IMPAIRED ASSETS

     During the first thirty-nine weeks of fiscal 1998, the Company recognized an impairment loss of $90,732 for the long-lived assets at its Maplewood, Minnesota restaurant. The Company has determined that the geographic area this restaurant is located in can no longer support two Italian restaurants (Ciatti's Italian Restaurant and a competitor restaurant) in such close proximity to each other. In addition, the Company attempted several advertising and promotional campaigns during fiscal 1998 that did not produce the results management expected. Based on these items, management revised its forecasts for this restaurant and projected operating losses and cash flow deficits for the remainder of the restaurant's lease, which expires in 2000. Accordingly, the Company has fully written off the long-lived assets at this restaurant.


OTHER INCOME (EXPENSE), NET

     Other income (expense) increased to a net expense of $152,827 for the first thirty-nine weeks of fiscal 1998 up from a net expense of $47,007 during the same period of last year. This increase in expense was primarily due to the Company carrying higher debt as a result of the construction of the Company's bagel bakeries.


INCOME TAX EXPENSE (BENEFIT)

     For the thirty-nine weeks ended March 29, 1998, the Company recorded income tax expense of $5,000 for state and franchise taxes paid during fiscal 1998. For the thirty-nine weeks ended March 30, 1997, the Company recorded income tax expense of $1,225 and an income tax benefit of $8,883 which was due to the receipt of state and federal income taxes in excess of the amount recorded as an income tax receivable as of June 30, 1996, offset by state and franchise taxes paid during fiscal 1997. There was no tax benefit recorded for the losses generated during fiscal 1997 because no taxes would have been recoverable from a carryback of the net losses. As of March 29, 1998, the Company has approximately $166,000 of alternative minimum tax credit carryforwards and $3,802,000 in net operating loss carryforwards. These tax carryforwards may only be utilized against future earnings and there is no assurance that the Company will realize these benefits. The utilization of these carryforwards may be limited if there are significant changes in the ownership of the Company.


SEASONALITY

     The Company's highest sales from its Italian and Steakhouse restaurants have historically occurred during the months of July through December. The Company's bagel bakeries' highest sales have occurred during the period from September through May.

EFFECTS OF INFLATION

     Inflationary factors such as increases in food and labor costs directly affect the Company's operations. Because most of the Company's employees are paid hourly rates related to federal and state minimum wage and tip credit laws, changes in these laws may result in an increase in the Company's labor costs. The Company cannot always effect immediate price increases to offset higher costs, and no assurance can be given that the Company will be able to do so in the future.

COMPARISON OF FIFTY-TWO WEEKS ENDED JUNE 29, 1997 TO FIFTY-TWO WEEKS ENDED JUNE 30, 1996

SALES

     Sales for fiscal 1997 increased $148,617, or .8%, to $17,737,804 from fiscal 1996 sales of $17,589,187. The increase in consolidated sales during fiscal 1997 was due to an increase in sales at the Company's bagel bakeries which was offset by a decline in sales at the Company's full-service restaurants as described below.

     Full-service restaurant sales of $15,811,370 for fiscal 1997 decreased 6.8% from sales of $16,962,135 for the same period of fiscal 1996. This decrease in full-service restaurant sales was due, in part, to the Company closing its Glendale, Wisconsin restaurant on September 8, 1996. After adjusting for the sale of this restaurant, year-to-date full-service restaurant sales were down $399,460, or 2.5%, when compared to the same period last year.

     Bagel bakery sales of $1,926,434 for fiscal 1997 increased $1,299,382, or 207.2%, over bagel bakery sales of $627,052 for fiscal 1996. This increase in sales was primarily a function of the Company having seven bagel bakeries open as of June 29, 1997, while only having four bagel bakeries open as of June 30, 1996.

COST OF FOOD AND BEVERAGE

     The cost of food and beverage was 30.3% of sales in fiscal 1997, an increase from the 29.5% of sales reported in fiscal 1996. The increase in the cost of food and beverage for fiscal 1997 was primarily due to the Company's bagel bakery concept operating at higher cost levels than its full-service restaurants. In addition, increases during the first two quarters of this fiscal year in the costs of selected products at the Company's full-service restaurants occurred without corresponding menu price increases.

LABOR AND BENEFITS

     Labor and benefit costs were 35.5% of sales in fiscal 1997, an increase from the 34.9% of sales reported in fiscal 1996. The increase in labor and benefits costs as a percent of sales for fiscal 1997 was mainly due to the Company's bagel bakery concept operating at higher cost levels than its full-service restaurants. In addition, increases occurred in labor and benefit costs as a percentage of sales at the Company's full-service restaurants during the first and second quarters of the fiscal year.

     The federally mandated minimum wage increases which became effective October 1, 1996 did not have a significant impact on the Company's financial results. On September 1, 1997, another minimum wage increase became effective. In response to this wage increase, the Company implemented menu price increases at its full-service restaurants effective October 1, 1997.

DIRECT AND OCCUPANCY

     Direct and occupancy costs primarily include individual restaurant advertising, promotion, supplies, utilities, occupancy and depreciation expenses. These costs were 37.3% of sales in fiscal 1997, an increase from the 36.2% reported last year. This increase was due to the following three reasons. First, the Company increased its advertising and promotion costs from 3.6% of sales during fiscal 1996 to 4.5% of sales in fiscal 1997. Second, lower sales levels at the full-service restaurants caused fixed costs such as occupancy and depreciation to be spread over a smaller sales base, thus increasing those respective percentages as compared to sales. Third, the Company incurred significant costs related to the start-up of the bagel bakeries.

GENERAL AND ADMINISTRATIVE

     General and administrative costs were 7.4% of sales for fiscal 1997 and fiscal 1996. The Company incurred approximately $208,000 of additional general and administrative costs related to operating additional bagel bakeries in fiscal 1997. The Company also had increased professional fees which were partially offset by the recovery of a note receivable that had been fully reserved for.

WRITE-DOWN OF IMPAIRED ASSETS

     Due to events occurring during fiscal 1997, the Company recognized an impairment loss of $640,286 for the long-lived assets at its Madison, Wisconsin restaurant. During fiscal 1997, a major national competitor opened a steakhouse restaurant in close proximity to the Company's restaurant. The competitor's restaurant has the Company's restaurant out-positioned in the market area, and sales at the Company's restaurant have suffered due to the opening of this restaurant. In addition, the Company attempted several advertising and promotional campaigns during the first half of fiscal 1997 that did not produce the results management expected. Based on these factors, management revised its forecasts for this restaurant and projected operating losses and cash flow deficits for the remainder of the restaurant's lease, which expires in 2005. Accordingly, the Company has fully written off the long-lived assets at this restaurant.

     During fiscal 1996, the Board of Directors resolved to close its full-service restaurant located in Glendale, Wisconsin, effective September 8, 1996. Accordingly, the Company recorded a $77,691 charge during fiscal 1996 to write-off the assets at this location.

OTHER INCOME (EXPENSE), NET

     Other income (expense) increased to a net expense of $69,140 in fiscal 1997 from a net expense of $17,601 in fiscal 1996. The Company's interest expense increased to $105,460 in fiscal 1997 from $92,634 in fiscal 1996 as a result of higher debt in 1997 due primarily to the construction of the Company's bagel bakeries. The Company's investment income decreased to $18,097 in fiscal 1997 from $59,526 in fiscal 1996 primarily as a result of fewer funds available for investment.

INCOME TAX BENEFIT

     The income tax benefit for fiscal 1997 was $7,633 as compared to $160,000 in fiscal 1996. The fiscal 1996 tax benefit recorded reflects the amount of taxes recoverable from the carryback of losses; there was no tax benefit recorded for the losses generated during fiscal 1997. The Company's fiscal 1997 tax benefit was due to the receipt of state and federal income taxes in excess of the amount recorded as an income tax receivable as of June 30, 1996. The fiscal 1997 tax benefit was offset by $7,025 of state and franchise taxes paid during the year.

LIQUIDITY AND CAPITAL RESOURCES

     At March 29, 1998 the Company had cash and cash equivalents on hand of $342,415, which represents a decrease of $111,742 from the $454,157 in cash and cash equivalents reported as of June 29, 1997. Net cash used in operating activities was $2,018,041 for the first thirty-nine weeks of fiscal 1998. For the first thirty-nine weeks of fiscal 1998 the Company incurred a net loss of $1,160,023 which was net of a gain of $926,341 pertaining to the sale of five of the Company's full-service restaurants and a loss of $90,732 pertaining to the impairment of assets write-down at one of the Company's full-service restaurants. In addition, the Company reduced its accounts payable balance by $378,267 during the first thirty-nine weeks of fiscal 1998 as a result of the sale of the five full-service restaurants. These uses of cash were partially offset by non-cash depreciation and amortization expense of $620,643.

     Net cash provided by investing activities was $1,425,208 during the first thirty-nine weeks of fiscal 1998 which is the net of $1,483,423 generated from the sale of five of the Company's full-service restaurants, $21,788 from collections on notes receivable, and $80,003 for the purchase of leasehold improvements and equipment for bagel bakeries.

     Net cash provided by financing activities was $481,091 for the first thirty-nine weeks of fiscal 1998. The net cash provided by financing activities consists of borrowings from the Chairman of the Board of Directors of the Company of $300,000, borrowings of $151,390 from a note offering commenced in June 1997 and borrowings of $377,960 from sale-leasebacks on the equipment at the Company's existing bagel bakeries. These borrowings were partially offset by payments of $237,620 to the Company's equipment vendor and $110,639 due under other debt financing.

     DFW Bagels, Inc. (DFW Bagels), a wholly-owned subsidiary of Premium Restaurant Company, has entered into an exclusive development agreement with Bruegger's Franchise Corporation (Bruegger's). This agreement, as last amended in May 1998, requires DFW Bagels to build thirty bagel bakeries by July 1, 2002. Through April 30, 1998, DFW Bagels has opened seven bagel bakeries. The Company is required by its development agreement, as amended through May 11, 1998, to have eight stores open by August 1, 1998, nine stores open by September 1, 1998 and thirty stores open by July 1, 2002. Currently, DFW Bagels has entered into lease agreements for four additional bagel bakery sites. The Company intends to open bagel bakeries at a faster rate than that obligated under the development agreement, subject to available financing. The Company believes each new site will require approximately $370,000 for capital expenditures, including pre-opening expenses and the initial franchise fee.

     During the period from May 1996 through October 1997, Bruegger's was owned by Quality Dining, Inc. In October 1997, Bruegger's was sold back to its original owners. The Company is working with the current owners of Bruegger's to provide the Company with additional working capital and to increase sales at the Company's bagel bakeries. The current owners of Bruegger's have agreed to waive the initial franchise fee for all Bruegger's Bagel Bakery restaurants opened in calendar 1998 and reduce franchise royalties through calendar 1998.

     The Company believes that the profitability of any individual bagel bakery often depends to a high degree on the penetration of a particular market by the bagel bakery operator. The Company believes that individual bagel bakeries will generally become profitable only after the Company has opened a number of bagel bakeries sufficient to make the franchise name well-known in that market. The Company estimates that in the Dallas-Fort Worth area the minimal number of bagel bakeries needed for such penetration is between twelve and twenty. If the Company is unable to achieve this level of penetration, its ability to achieve profitability may be affected. In addition, if the Company is unable to obtain adequate financing to open the bagel bakeries, it could have a material adverse effect on the Company's consolidated financial position or results of operations.


     In June 1997, the Company commenced a note offering of $2,000,000 in one and three year notes. The Company is not currently offering any notes pursuant to this offering, and has raised approximately $224,000 from the offering.

     During the third quarter of fiscal 1998 the Company re-financed through sale-leaseback transactions selected equipment at four of its existing bagel bakeries. The four bakeries were originally financed through the Company's cash reserves. The funded amount was in excess of the book value of the equipment thereby creating a deferred gain which is to be recognized over the remaining useful life of the equipment. The lease terms are for sixty months expiring in March, 2003, and have a monthly obligation of approximately $9,500. There are bargain purchase options at the end of the lease terms allowing for the purchase of the equipment at ten percent of the fair market value. The Company used the proceeds from this transaction to satisfy a debt with its equipment vendor and for working capital. The Company has and is continuing to explore several alternatives for lease financing and equipment financing for its bagel bakeries including additional sale and lease-back financing arrangements with respect to its existing bagel bakeries and full-service restaurants.

     As of the quarter ended March 29, 1998, the Company has borrowed $400,000 from the Chairman of the Board of Directors of the Company pursuant to an unsecured promissory note due December 31, 1998. Although the Company may borrow additional amounts from Mr. Danford, there are no agreements between Mr. Danford and the Company with respect to future financing or any guarantee that such funds will be available.

     The Company sold five of its full-service restaurants during the first thirty-nine weeks of fiscal 1998. The restaurants are located in Burnsville, Falcon Heights, Woodbury and St. Cloud, Minnesota and LaCrosse, Wisconsin. The sale of these restaurants generated proceeds of approximately $1,827,000. The gain recognized on the sale of these restaurants sold was $926,341. The restaurants sold are initially being operated as Ciatti's Italian Restaurants-Registered Trademark-, however, the new operators have the right to change the name. The Company decided to sell these restaurants to focus on achieving and maintaining profitability at its remaining full-service restaurants and to generate cash to continue to expand its bagel bakery concept in the Dallas-Fort Worth market. During fiscal 1997, the restaurants sold generated approximately $8,270,000 of sales, net earnings of $445,000 and cash flows from operations of $799,000. Although the Company has no agreements to sell any of its remaining full-service restaurants, it is exploring alternatives to maximize its cash flow, including the possible sale of any of its remaining full-service restaurants.

     The Company plans to finance its working capital and capital resource needs with its current cash and proceeds from its current and future debt and equity financing. The Company has and is continuing to explore several alternatives for lease financing and equipment financing for its bagel bakeries.

     The Company believes that these sources will be sufficient to enable it to satisfy its working capital needs for the next twelve months. Because the Company has decided to pursue a strategy of building bagel bakeries at a rate faster than that required by the development agreement, it may need funds in addition to those generated from this Offering. In such event, the Company will attempt to raise additional funds through debt or equity offerings. If the Company is unable to successfully raise funds from this Offering in a timely manner, it may be necessary for it to raise additional capital through other means of financing. Although the Company believes that it will be able to secure the necessary capital, there can be no assurance that the Company will be successful.

                                     BUSINESS

GENERAL

     The Company owns and operates five full-service restaurants in Minnesota and Wisconsin and seven "Bruegger's Bagel Bakery" restaurants in the Dallas-Fort Worth, Texas area. Included in these full-service restaurants are four Italian restaurants operating in Minnesota under the name "Ciatti's Italian Restaurant" and one steakhouse restaurant operating in Wisconsin under the name "Spurs Steakhouse & Saloon." All bagel bakeries are operated under the name "Bruegger's Bagel Bakery" pursuant to the terms of a development agreement and related franchise documents under which the Company's subsidiary DFW Bagels, Inc acts as franchisee.

RESTAURANT DEMOGRAPHICS

     BAGEL BAKERIES

     As of May 3, 1998, DFW operated seven bagel bakeries in the Dallas-Forth Worth area and has signed leases for an additional four bakeries. These bagel bakeries range in size from 2,100 to 3,000 square feet and seat between 45 and 50 customers. Most bagel bakeries also offer a limited area for outdoor patio dining. Although, the Company opened a 520 square foot bagel bakery as part of a service station/convenience store in Irving, Texas during the last quarter of fiscal 1997, it subsequently closed that restaurant. In the future, the Company plans to open bagel bakeries ranging in size from 1,800 to 2,200 square feet.


     The following table sets forth the opening date and square footage of the Company's bagel bakeries:



                                                              APPROXIMATE
     DATE OPENED                   LOCATION                  SQUARE FOOTAGE
     --------------------------------------------------------------------------
     October, 1995                 Plano (Lancer's Square)        3,000
     December, 1995                Plano (Shepard Place)          2,250
     February, 1996                Dallas (Preston Center)        2,500
     June, 1996                    Fort Worth (Bowie)             2,130
     November, 1996                Dallas (Preston Campbell)      2,200
     June, 1997                    Fort Worth (Fossil Creek)      2,100
     August, 1997                  University Park                2,300
     August, 1998 (estimated)      Southlake                      2,000
     September, 1998 (estimated)   Dallas (Old Denton)            2,000


     In addition, the Company is paying rent in the aggregate amount of $12,000 per month with respect to locations where the Company signed leases, but has not yet constructed restaurants.

     FULL-SERVICE RESTAURANTS

     The Company currently operates four Italian restaurants in Minnesota and a steakhouse restaurant in Wisconsin. The Company's Italian and steakhouse restaurants range in size from 6,500 to 9,800 square feet. Each seats between 70 and 100 customers in the lounge and between 110 and 220 customers in the dining area. Some of the Company's restaurants also offer outdoor patio dining on a seasonal basis.

     The following table sets forth the opening date and square footage of the Company's full-service restaurants:


                                                              APPROXIMATE
     DATE OPENED                   LOCATION                  SQUARE FOOTAGE
     --------------------------------------------------------------------------
     September, 1984               Saint Paul, Minnesota         8,600
     February, 1985                Madison, Wisconsin            9,800
     November, 1988                Eden Prairie, Minnesota       7,800
     February, 1990                Maplewood, Minnesota          7,800
     October, 1991                 Edina, Minnesota              6,500

     The Saint Paul restaurant is located in an urban area. The Madison, Eden Prairie, Maplewood and Edina restaurants are located in suburban areas. The actual cost of opening an Italian or steakhouse restaurant, including leasehold improvements, furniture, fixtures, and equipment and other pre-opening costs has varied from $480,000 to $930,000 per restaurant.

     The Company has not opened any Italian or steakhouse restaurants in recent years and has no plans to open any additional full-service restaurants in the future. During the period September through November 1997, the Company sold five of its full-service restaurants. The restaurants that were sold were located in Burnsville, Falcon Heights, Woodbury and St. Cloud, Minnesota and LaCrosse, Wisconsin. The sale of these restaurants generated proceeds of approximately $1,827,000 and a gain of $926,341. The restaurants sold are initially being operated as Ciatti's Italian Restaurants, however, the new operators have the right to change the name. The Company decided to sell these restaurants to focus on achieving and maintaining profitability at its remaining full-service restaurants and to generate cash to continue to expand its bagel bakery concept in the Dallas-Fort Worth market. During fiscal 1997, the restaurants sold generated approximately $8,270,000 of sales, net earnings of $445,000 and cash flows from operations of $799,000. The Company will not have the benefit of this cash flow in the future. Although the Company has no agreements to sell any of its remaining full service restaurants, it is exploring alternatives to maximize its cash flow, including the possible sale of any of its remaining full-service restaurants as well as sale and lease-back opportunities.

RESTAURANT FORMATS

     BAGEL BAKERIES

     The Company's bagel bakeries specialize in 12 varieties of freshly baked bagels and branded cream cheeses, as well as freshly ground, premium branded coffee which is brewed fresh every 19 minutes. Bruegger's bagels are unique because certified bagel masters make the bagels by kettle-boiling them in malt and water and then baking them in a stone hearth oven. In addition, each bagel bakery offers deli-style bagel sandwiches, freshly-made soups, and other food and beverage items. The bagel bakeries are open from approximately 6:30 a.m. to 7:00 p.m. each day, depending upon location, and offer both carry-out and in-store dining.

     The design and general layout of the Company's bagel bakeries are based on plans and guidelines issued by Bruegger's. Bruegger's updated its plans and designs for all bagel bakeries in 1995 and all of the Company's existing bagel bakeries have been constructed following this new design. It is anticipated that the new design will be the national standard for a number of years. The Company's ability to make material changes to such design is limited and any such change requires the written approval of Bruegger's. The new design and ambiance is bright and clean looking, using materials to withstand heavy customer use.

     Bruegger's also issues standard plans for furniture, fixtures and equipment ("FF&E"), including standard menu boards and art work. The Company is required to equip each bakery with such FF&E. In a number of cases, Bruegger's offers franchisees an option to purchase major equipment from two different manufacturers.

     ITALIAN RESTAURANTS

     The Company's restaurants have traditionally had an Italian format. The Company's Italian restaurants serve appetizers, pizza, soups, salads, sandwiches, pasta, chicken, seafood, bread and desserts, together with alcoholic and non-alcoholic beverages. Menu items are prepared at each restaurant pursuant to the Company's uniform recipes and ingredient specifications.

     The Company has traditionally designed the dining areas and lounges of its Italian restaurants to convey an atmosphere of casual elegance. The dining area of each restaurant features booths and individual tables with either chairs or banquettes. Each restaurant differs in interior design and decor, depending upon the location and nature of the space. The Company redesigned one of its restaurants to be a more informal, open-kitchen style restaurant. Most restaurants accept reservations for a limited portion of their dining area. The Company has lounge areas, which have full-service liquor licenses, available in most restaurants for customers waiting to be seated for dining. In most of the Company's restaurants, appetizers and other menu items are available in the lounge as well as in the restaurant.

     Each Italian restaurant employs a standardized menu with entree prices ranging from $3.99 to $9.99 at lunch, and $5.99 to $15.95 at dinner. During fiscal year 1997, food sales comprised approximately 77% and beverage sales comprised approximately 23% of total full-service sales.


     The Company's Italian restaurants are typically open for lunch and dinner daily during the year, except for Thanksgiving, Christmas Eve and Christmas Day. Hours of operation may vary depending on local custom and customer traffic. Menu service is normally available from 11:00 a.m. to 10:00 p.m. (9:00 p.m. on Sunday). A Sunday brunch is served in some of the restaurants from 10:00 a.m. to 2:00 p.m. Each restaurant's lounge is typically open from 11:00 a.m. until midnight (10:00 p.m. on Sundays). In addition to in-restaurant dining, all of the menu items are available for carry-out. Carry-out sales constitute a small portion of the Company's total sales.


     STEAKHOUSE RESTAURANT

     The Company's Madison, Wisconsin Spurs Steakhouse & Saloon restaurant has a more casual atmosphere than the Company's Italian restaurants, with a menu that features a Texas theme, featuring a variety of steaks, ribs, chicken, seafood, sandwiches, salads, soups and appetizers. Prices at the steakhouse restaurant range from $4.99 to $17.95 and the hours of operation are similar to those of the Company's Italian restaurants.

RESTAURANT AND BAKERY OPERATIONS

     The Company has established uniform operational standards for all of its restaurants, which are maintained by each restaurant's management team in accordance with the Company's manuals that emphasize quality of ingredients, food preparation and presentation, maintenance of the restaurant premises and employee training and conduct.

     The Company's President supervises the operations of all restaurants with the assistance of a Director of Operations for the bagel bakeries. Additionally, a Vice President for Administration, a Corporate Controller and a Corporate Chef administer their respective areas of responsibility at the corporate office.

     Each restaurant normally employs a general manager and assistant managers. General managers have primary responsibility for restaurant operations, including customer relations, food service, cost control, maintenance, personnel, implementation of Company policies and procedures, and restaurant profitability. Assistant managers share day-to-day responsibility for restaurant operations. The Company has a bonus program to compensate its managers and assistant managers for achieving sales, service and profitability goals.

     Supervisory personnel visit each restaurant an average of one day a week. During these visits each aspect of the restaurant's operations is scrutinized to ensure that the restaurant is being operated in conformance with Company policies and procedures and that the Company's high levels of customer service are being maintained.

     For its Italian restaurants, the Company periodically prepares and revises menu items, recipes and lists of approved ingredients. Menu items, recipes and the ingredients used in preparing them are chosen based upon quality, cost and customer acceptance. Each restaurant's food and beverage inventories and supplies are purchased by the general managers directly from suppliers approved by the Company.

     All supplier invoices are paid at the Company's home office after approval by the appropriate general manager. The Company believes it has a good working relationship with its suppliers. The Company limits the number of its suppliers to take advantage of volume discounts, to achieve better quality control and to simplify the purchasing process for the general managers. Although the Company purchases a majority of its food ingredients and restaurant supplies from a single distributor, which is not uncommon in the restaurant industry, the Company believes that its food and beverage supplies can be obtained from more than one supplier if any one supplier is unable to meet the Company's demand or quality specifications.

     The Company maintains centralized financial and accounting controls for its restaurants. Restaurant and bakery personnel are required to report sales and deposit information to the Company on a daily basis. On a weekly basis, general managers complete and forward to the Company a food and liquor inventory, supplier invoices, payroll reports and other various information.

RESTAURANT DEVELOPMENT

     The Company has entered into an exclusive Development Agreement with Bruegger's. Bruegger's has indicated that as of February 2, 1998, directly or through franchises, it operates in 52 metropolitan markets in 32 states.

     All franchisees are required to open a contractually specified number of bakeries in their territory within a specified period of time or they will lose their territorial franchise rights. Bruegger's has indicated that, as of January 1, 1998, there were 423 Bruegger's Bagel Bakery restaurants open for business, owned and operated by either Bruegger's or by franchisees. Although Bruegger's is generally considered one of the largest bagel concepts in the country, there are several franchise or company-owned systems with aggressive development plans in direct competition in all areas of the country.

     The Company intends to devote significant resources to the development of its bagel bakeries. This decision to concentrate on Bruegger's reflects the Company's judgment concerning the potential market for bagel-based restaurant concepts, the continuing appeal of the Bruegger's format to customers and the Company's ability to successfully manage its growth.


     The Company is concentrating its development efforts in the socioeconomic well-to-do areas of the greater Dallas-Fort Worth area. Experience gained from other Bruegger's franchises has shown that the typical customer tends to be well educated and financially well-off. As of May 3, 1998, five bagel bakeries were open in the north-central portion of the Dallas area, and two were opened in the Fort Worth area.


     The ability of the Company to open additional bagel bakeries will depend to a large degree on the availability of suitably sized spaces in desired areas at economically justifiable terms. Other bagel chains, as well as coffee houses, are vying for the same locations, thus providing strong competition for space.

     The cost of opening a new bagel bakery is approximately $370,000, including the initial franchise fee. The cost of leasehold improvements for the existing bakeries has averaged $175,000 per bakery, depending on the size of the space, contributions by the lessor and the condition of the buildings. The cost of equipment for the existing bakeries has averaged $150,000 for each bakery.
Other pre-opening expenses, including design services, smallwares, training, and initial inventory is $45,000 for each bakery, including the initial franchise fee. Bruegger's has agreed to waive the $20,000 initial franchise fee for all Bruegger's Bagel Bakery restaurants opened in calendar 1998 and reduced franchise royalties during 1998.

RELATIONSHIP WITH BRUEGGER'S

     The development by DFW of bagel bakeries is based upon franchise documents entered into between DFW and Bruegger's. The principal documents are a Development Agreement dated as of January 1, 1995 and amended in April 1997, November 1997 and May 1998 and franchise agreements pertaining to each existing bagel bakery.


     The Development Agreement, as amended, gives DFW the right to construct, own and operate bagel bakeries in the counties of Tarrant and Dallas, Texas and certain areas immediately north of the City of Dallas, including the City of Plano, Texas (the "Development Area"). The Development Agreement grants DFW the exclusive right and obligation to develop thirty bagel bakeries within the Development Area by July 1, 2002 on the following schedule:

                                   Minimum number
                                   of bagel bakeries
                                   DFW must have in
     Deadline                      operation by deadline
     ---------------------------------------------------
     July 1, 1996                          4
     August 1, 1998                        8
     September 1, 1998                     9
     July 1, 1999                         14
     July 1, 2000                         19
     July 1, 2001                         24
     July 1, 2002                         30


     DFW is to choose the sites for the bagel bakeries at its sole expense but must seek site approval from Bruegger's in writing prior to beginning construction. The Development Agreement also defines the relationship of DFW to Bruegger's as that of independent contractor and states that none of the rights granted therein may be assigned or otherwise transferred. In addition, Premium Restaurant Company, agreed that any sales of its interest in DFW shall be subject to a right of first refusal and prior written consent by Bruegger's. Bruegger's has additional rights to acquire equity securities of Premium Restaurant Company if Premium Restaurant Company's stock ceases to be publicly traded.

     The Development Agreement may be renewed in one year increments after the initial term if DFW continues opening bagel bakeries at the rate of three per year. After five years of renewals, however, DFW is obligated to open only one bagel bakery per year.

     The Development Agreement gives DFW the exclusive right to operate bagel bakeries in the Development Area. The Development Agreement provides, however, that certain Bruegger's specialty products (specifically cheese spreads and related products) may be distributed by a third party through supermarkets, delicatessens, specialty food stores, convenience stores, and other wholesale and retail food stores within the Development Area, but in such event DFW has a right to act as distributor.

     The Development Agreement provides that if DFW breaches any term of the agreement, Bruegger's has the right to terminate the agreement.

     The Development Agreement provides that DFW and Bruegger's will enter into a predetermined franchise agreement for each bagel bakery opened by DFW. Each franchise agreement grants DFW the right to establish and operate the particular bagel bakery and to use the Bruegger's system and various trademarks. The franchise agreement designates the locations approved pursuant to the Development Agreement as the exclusive sites for the operation of the bagel bakeries. Under the terms of the franchise agreement, Bruegger's agrees to provide DFW with operation assistance, layout as well as manuals, training and annual audits. The franchise agreement also states that Bruegger's may at its discretion establish an Advertising Cooperative (the "Coop") for certain geographic areas and that if DFW operates a bagel bakery within such area it must immediately become a member of the Coop. DFW's duties under the franchise agreement include constructing bagel bakeries at its own expense from pre-approved plans and sending new managers to Bruegger's training program. DFW also agrees that its bagel bakeries will strictly conform to Bruegger's methods, such as its core products, management of the business, fixtures, furnishings, and maintenance, and that it will keep confidential the Operations and Bagel Production Manuals provided it.
In consideration of the rights granted it, DFW is obligated to pay certain franchise and other fees to Bruegger's. Each franchise agreement has a term of twenty years and may be renewed in ten year increments. If DFW chooses to renew, the terms of the franchise agreement will change to whatever terms are being offered new franchisees at the time of renewal.

RELIANCE ON COMMISSARY OF BRUEGGER'S

     Currently, the Company obtains its shaped bagel dough, as well as other food supplies from a commissary owned by Bruegger's. While the current arrangement represents the most cost effective way of obtaining bagel dough and other supplies, the closing of the commissary or the inability of the Company to receive its supplies from the commissary, would have a severe and immediate impact on the continuation of the Company's business in the Dallas-Fort Worth area. The Company expects to build its own commissary in calendar 1998.

FISCAL YEAR
                                       27

     The Company's fiscal year ends on the Sunday closest to June 30 of each year. Therefore, the Company's fiscal years are either 52 or 53 week periods.

SEASONALITY

     The Company's full-service restaurant sales historically have been the highest during the period from July through December. The Company's bagel bakeries' highest sales have occurred during the period from September through May.

COMPETITION

     The restaurant industry is intensely competitive and is affected by changes in taste and eating habits of the public, local and national economic conditions affecting spending habits, population and traffic patterns. Menu, price, service, convenience, location, decor and atmosphere are all important competitive factors, with the relative importance of such factors varying among different segments of the consuming public. By serving high-quality food and beverages at reasonable prices in pleasant, casual surroundings, the Company seeks to appeal to a wide range of customers.

     Although the full-service Italian restaurant market segment is highly fragmented, a few regional and national chains compete directly against the Company in this market segment. Dardens' concept, The Olive Garden, is represented in the Company's Minnesota and Wisconsin markets. The Company's Italian and Steakhouse restaurants compete not only with other chain or locally owned restaurants with similar menus, but also with other full-service restaurants.

     For its bagel bakeries, the Company's primary competitors are several chain bagel operators offering menu items essentially similar to Bruegger's, all vying for speedy market penetration. For example, Einstein Bagels is represented in the Company's Development Area as well as are a number of local, owner-operated bagel shops which in several cases have developed a loyal local clientele. In addition, any quick-service or home-replacement meal restaurants are competing with the Company for breakfast or lunch customers.

     Through the Bruegger's concept, the Company does, however, differentiate itself from these competitors by providing its customers with bagels baked in small batches on site throughout the day using fresh, not frozen, dough. Additionally, by constructing and operating its own commissary to produce and distribute fresh dough daily, the Company will vertically integrate its bagel operations. This integration will allow the Company to provide its bagel customers with a consistently high-quality product and to minimize transportation and production costs.

ADVERTISING AND PROMOTION

     The Company develops and executes annual advertising and promotional programs customized to each of the markets in which the Company currently operates. The Company expects to incur 4% of its projected fiscal 1998 full-service restaurant sales for advertising. Under the terms of the franchise agreements with Bruegger's, the Company is required to spend approximately 2% of its sales from the bakeries for advertising and promotion, including advertising and promotions due in connection with Bruegger's efforts. Due to the small number of bagel bakeries currently existing in the franchise area, the majority of the Company's efforts in this respect are directed to local store marketing and direct mail. As part of its efforts to increase sales of its bagel bakeries, the Company intends to spend between 4% and 5% of bagel bakery sales for advertising in the near future. Television, radio or other wide coverage advertising could not be economically justifiable until a larger number of bakeries exists in the Company's territory.


GOVERNMENT REGULATION

     Various federal, state and local laws affect the Company's restaurant business, including laws and regulations relating to health, sanitation, alcoholic beverage control and safety standards and access for disabled persons. To date, federal and state environmental regulations have not had a material effect on the Company's operations. Varied and sometimes stringent requirements of local government bodies with respect to zoning, building codes, land use and environmental factors have, in the past, increased, and in the future can be expected to increase, the cost and time required for developing new restaurants or bakeries. In some instances the Company may have to obtain zoning variances and land use permits for its new restaurants or bakeries. A significant portion of the Company's Italian and steakhouse restaurant business is also derived from the sale of alcoholic beverages. Any action by an alcoholic beverage control agency to suspend or revoke a restaurant's liquor license would have an adverse effect on that restaurant's business. The Company believes that it is operating in compliance with all material laws and regulations covering its operations.

     The Company is also subject to the Fair Labor Standards Act, which covers such matters as minimum wages, overtime and other working conditions. A significant portion of the Company's food service personnel are paid at rates above, but related to, the minimum wage. Although the Company implemented a menu-price increase at its full-service restaurants effective October 1, 1997 to offset the September 1, 1997 minimum wage increase, additional increases in state or federal minimum wage requirements or changes in applicable state law with respect to minimum wages for "tipped" employees may have an adverse impact on the Company.

TRADEMARKS AND LICENSES

     The Company has obtained a trademark of the stylized words and design for "Ciatti's Italian Restaurant," which was renewed in March 1994. The Company also obtained a trademark for the words and design of "Spurs Steakhouse & Saloon" in June 1994. Generally, federal registration of a trademark gives the registrant the exclusive use of the trademark in the United States in connection with the goods or services associated with the trademark, subject to the common law rights of any other person who began using the trademark prior to the date of federal registration. The Company believes that its marks are important to its business.

     "Bruegger's" and "Bruegger's Bagel Bakery" are trademarks of Bruegger's Franchise Corporation. Under the terms of the Development Agreement, DFW has the right to use all trademarks associated with the Bruegger's bagels franchise in connection with the operation of bagel bakeries in the Dallas-Fort Worth area.

EMPLOYEES

     As of May 1, 1998 the Company employed approximately 625 persons, including 5 corporate employees, 37 restaurant and bakery managers and assistant managers, and 583 hourly restaurant and bakery employees. Hourly employees comprise approximately 93% of the Company's total work force and most work on a part-time basis. Other than corporate and restaurant management personnel, employees are paid on an hourly basis. No employees are covered by collective bargaining agreements and no work stoppages have occurred. The Company considers its employee relations to be good.


DESCRIPTION OF PROPERTY

     The Company's existing restaurants are located in leased facilities, all of which the Company believes to be adequate. The Company owns all of the furniture, fixtures, and equipment in each of its restaurants. Leasehold improvements paid for by the Company generally will become the property of the landlord upon expiration or termination of a lease. The Company may lease equipment in the future.

     The Company's corporate offices are located in Edina, Minnesota, a Minneapolis suburb. These premises include a test kitchen and a small warehouse area. The lease currently runs through August 31, 1998, with the Company having the option to renew the lease for an additional three year term at the then current market rates. The Company believes this facility will be adequate to accommodate its administrative needs for the foreseeable future and that it will be able to renew its existing lease upon satisfactory terms or obtain comparable space on satisfactory terms.

     The Company leases real estate and improvements for its restaurants.
The leases for its Italian restaurants generally provide for an initial term of ten or twelve years although one restaurant had an initial term of twenty years. These leases generally have a minimum of two five-year renewal options. Base rent under the Company's leases varies depending, in part, upon leasehold allowance funds provided by the lessor. Base rent at some locations also escalates during the term of the lease. At a few restaurants, the Company also is required to pay a percentage rate between 4% and 5.5% of sales in excess of specified amounts. The Company pays all real estate taxes, insurance, utilities and maintenance expenses for its leased properties.

     The Company's leases for its bagel bakeries generally run for either five or ten years, and have an option to renew for one or two additional five year terms. The existing leases provide for a fixed rent for the primary term in an amount that varies with the location.

LEGAL PROCEEDINGS

     The Company is not subject to any pending legal proceedings.

                                 CERTAIN TRANSACTIONS

     On April 9, 1998, L.E. "Dan" Danford, Jr., the Chairman of the Board of Directors of the Company, purchased 400,000 Units in this Offering. In addition, in order to finance certain working capital requirements, during the period of June 1997 through August 1997, the Company borrowed $400,000 from L.E. "Dan" Danford, Jr., pursuant to an unsecured 10.5% Promissory Note that is payable on December 31, 1998. The Company anticipates that it may be necessary for it to borrow additional funds from Mr. Danford in the future. There are, however, no guarantees that funds will be available from Mr. Danford when needed by the Company. The Company believes that the terms of the transactions with Mr. Danford were no less favorable to the Company than would have been obtained from an unaffiliated third party for similar transactions. All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated parties. In addition, all future material affiliated transactions and loans will be approved by a majority of the Company's independent directors who do not have an interest in the transactions.


                   DESCRIPTION OF SECURITIES AND TERMS OF OFFERING

PLAN OF DISTRIBUTION

     These Units are being sold by the Company's officers and directors. In addition, the Company intends to offer these Units through one or more broker-dealers, including Protective Securities Group Corporation in the state of Texas, and in such other states as the Company may register. The Company may grant to broker-dealers it retains warrants to purchase 10% of the securities sold by such broker-dealers and may agree to indemnify the broker-dealers under the Securities Act of 1933, as amended. Through April 9, 1998, the Company had achieved the minimum 480,000 Units ($600,000), and all proceeds therefrom were released from the Company's Escrow Account at Norwest Bank Minnesota, N.A, on April 14, 1998. Through May 3, 1998, the Company had sold 743,100 Units ($928,875).


UNITS

     Each Unit offered hereby consists of one share of Common Stock, $.01 par value, and one Warrant to purchase one share of Common Stock. The Common Stock and Warrants are detachable and separately transferable immediately.

COMMON STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $.01 par value, of which 742,819 shares were outstanding at February 2, 1998 prior to the commencement of this Offering. As of May 3, 1998, the Company had 1,485,919 shares of its Common Stock outstanding.


     Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. The Company expects to retain any earnings to finance the development of its business. Accordingly, the Company does not anticipate payment of any dividends on the Common Stock for the foreseeable future. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

     Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Holders of Common Stock have no preemptive rights to subscribe for to purchase any additional shares of Common Stock or other obligations convertible into shares of Common Stock which may hereafter be issued by the Company.

     All of the outstanding shares of Common Stock are, and the shares included in the Units to be sold pursuant to this Offering will be, fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

WARRANTS

WARRANT AGREEMENT

     The Warrants included as part of the Units offered hereby will be issued under and governed by the provisions of the Warrant Agreement between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent.
A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are summaries of certain provisions contained therein, are not complete, and are qualified in their entirety by reference to the Warrant Agreement.

     The shares of Common Stock and the Warrants offered as part of the Units are detachable and separately transferrable immediately for issuance. One Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock through March 31, 2000. Each Warrant will be exercisable at a price equal to $1.875 per share, subject to adjustment in certain circumstances. Beginning January 1, 1999, the Warrants are redeemable, in whole, by the Company at a redemption price of $.05 per Warrant on not less than 30 days written notice, provided that the market price of the Common Stock exceeds $3.50 per share (subject to adjustment) for any 20 consecutive trading days within 15 days prior to such notice. "Market price" shall mean
(i) if the Common Stock is listed or admitted to unlisted trading privileges, the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of exercise, or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange, or (ii) if the Common Stock is not so listed or admitted, the mean of the last reported bid and asked prices reported by the Nasdaq OTC Bulletin Board on the last business day prior to the date of exercise, or
(iii) if the Common Stock is not so listed, admitted or reported, an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company. Holders of Warrants may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company.

     Warrantholders as such are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose until such Warrants have been duly exercised and payment of the purchase price has been made. The Warrants are in registered form and may be presented for transfer, exchange, or exercise at the corporate office of the Warrant Agent. There is currently no established market for the Warrants, and there is no assurance that any such market will develop.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification and any combination of Common Stock, or the merger, consolidation or disposition of substantially all the assets of the Company.

REGISTRATION

     The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Warrants, and such shares when issued will be fully paid and non-assessable. The Company must have a current registration statement on file with the Securities and Exchange Commission and, unless exempt therefrom, with the securities commission of the state in which the Warrantholder resides in order for the Warrantholder to exercise his or her Warrants and obtain shares of Common Stock free of any transfer restrictions. The shares so reserved for issuance upon exercise of the Warrants are registered pursuant to the Registration Statement for which this Prospectus is a part. Furthermore, the Company has agreed to use its best efforts to maintain an effective registration statement (by filing any necessary post-effective amendments or supplements to the Registration Statement) throughout the term of the Warrants with respect to the shares of Common Stock issuable upon exercise thereof. The Company will incur significant legal and other related expenses in order to keep such registration statement current. There can be no assurance, however, that the Company will be able to keep any such registration statement current or that such registration statement will be effective at the time the Warrantholder desires to exercise his or her Warrants. Additionally, the Company has agreed to use its best efforts to maintain qualifications in those jurisdictions where the Units were originally qualified for sale to permit exercise of the Warrants and issuance of shares of Common Stock upon such exercise. However, there can be no assurance that any such qualification will be effective at the time the Warrantholder desires to exercise his or her Warrants. If for any reason the Company's Registration Statement is not kept current, or if the Company is unable to qualify its Common Stock underlying the Warrants for sale in particular states, Warrantholders in those states will, absent an applicable exemption, have no choice but to either sell such Warrants or let them expire.

EXERCISE

     The Warrants may be exercised upon surrender of the certificate therefore on or prior to the expiration date (or earlier redemption date) at the offices of the Company's Warrant Agent, with the "Purchase Form" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Warrants being exercised.

     For the term of the Warrants, the Warrantholders are given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interest of the Company's shareholders. During such term, the Company may be deprived of opportunities to sell additional equity securities at a favorable price. The Warrantholders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to the Company than the terms of the Warrants.

TAX CONSIDERATIONS

     The cost of each Unit will be allocable between each of its two elements (one share of Common Stock and one Warrant) in accordance with their relative fair market value to determine the adjusted basis of each element for federal income tax purposes. No gain or loss will be recognized by a holder of a Warrant upon purchase of Common Stock for cash pursuant to the exercise of the Warrant. The adjusted basis of a share of Common Stock so acquired will equal the adjusted basis of the Warrant plus the exercise price. There may be other federal tax considerations, and state, local or foreign tax considerations. Investors should consult their own tax advisors before determining whether to purchase the Units or exercise the Warrants.

INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY

     The Minnesota Business Corporation Act provides that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


     The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided 302A.251 of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on a breach of the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws and liability for acts occurring prior to the date such provision was added.


     Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined therein) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.
Article IX of the Company's By-Laws provides that the Company shall indemnify persons to the fullest extent permissible by the Minnesota Corporation Act. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

LIMITATION ON PURCHASES

     In connection with the execution of a Settlement Agreement dated as of April 23, 1997, the Company and Bruegger's agreed that Bruegger's would have no right of consent for certain issuances of securities by Ciatti's, including any issuance of securities by Premium Restaurant Company (i) if the issuance does not result in the acquisition of over 40% of the voting power of any class of securities of Premium Restaurant Company after the completion of the issuance by any shareholder (other than Phillip R. Danford or L.E. "Dan" Danford, Jr.) who previously held less than 40% of the voting power of such securities and (ii) such issuance does not result in Phillip R. Danford and L.E. "Dan" Danford, Jr. collectively owning less than 10% of the voting power of all classes of securities of Premium Restaurant Company. In order to ensure that no shareholder (other than Phillip R. Danford or L.E. "Dan" Danford, Jr.) acquires more than 40% of the Company's Common Stock as a result of this Offering, the Company will have the right to reject any subscription if, in the Company's judgment, such purchase will violate the provisions of the Development Agreement, as amended.


AGREEMENTS WITH BROKER-DEALERS

     Although the Company intends to continue to sell directly through its officers and directors, the Company may enter into agreements with one or more broker-dealers under which the broker-dealers will sell the Units in various states. On April 2, 1998, the Company had entered into a Placement of Securities Agreement (the "Placement Agreement") with Protective Group Securities Corporation ("Protective") for the state of Texas. Under the terms of the Placement Agreement, the Company agreed to pay a maximum cash commission of 10% of all proceeds generated by Protective. Protective will purchase at a nominal price a five-year warrant from the Company to purchase the number of shares of the Company's Common Stock equal to ten percent (10%) of all Unit sales generated by Protective. In addition, Protective will receive a non-accountable expense allowance for sales-related expenses equal to three percent (3%) of all proceeds generated by Protective. Except as set forth in the proposed Placement Agreement and the Registration Statement, there is no provision for reimbursement of any of Protective's expenses, including fees and expenses from Protective's counsel, financial consulting or advisory fees or finder's fees or any other compensation that may accrue to Protective or related person of any Protective in connection with the Offering. The Placement Agreement provides that the Company will pay the costs and expenses (including attorneys' fees) incurred in connection with state securities/Blue Sky matters.


                             LEGAL MATTERS

     The validity of the shares of Common Stock contained in the Units being offered hereby will be passed upon by Lindquist & Vennum P.L.L.P., 4200 IDS Center, Minneapolis, Minnesota 55402.

                                EXPERTS

     The Company's consolidated financial statements as of June 29, 1997 and for the fifty-two weeks ended June 29, 1997 and June 30, 1996, incorporated by reference into this Prospectus, have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

     Neither Bruegger's Franchise Corporation ("Bruegger's") nor any of its parents, subsidiaries, affiliates, officers, directors, agents, employees, accountants or attorneys are in any way participating in, approving or endorsing this Offering of securities by the Company, any of the offering or accounting procedures used in the Prospectus, or any representations made in connection with the Offering. The grant by Bruegger's of any franchise or other rights to Premium Restaurant Company or DFW is not intended as, and should not be interpreted as, an express or implied approval, endorsement or adoption of any statement regarding financial or other performance which may be contained in this Prospectus. Any review by Bruegger's of this Prospectus or the information included in this Prospectus has been conducted solely for the benefit of Bruegger's to determine conformance with Bruegger's internal policies, and not to benefit or protect any other person. No investor should interpret any such review by Bruegger's or the use and display of any of Bruegger's logos, trademarks or service marks herein as approval, endorsement, acceptance or adoption of any representation, warranty or covenant contained in the materials reviewed. The enforcement or waiver of any obligation of Premium Restaurant Company or DFW under any agreement between Premium Restaurant Company or DFW and Bruegger's or any of Bruegger's affiliates is a matter of Bruegger's or its affiliates' sole discretion. No investor should rely on any representation, assumption or belief that Bruegger's or its affiliates will enforce or waive particular obligations of Premium Restaurant Company or DFW under such agreements.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding the Company may be accessed. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-2 under the Securities Act of 1933, as amended, with respect to the Units offered hereby. This Prospectus does not contain all information set forth in such Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. In each instance, reference is made to the copy of such contract or document (if any) filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected in the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed by the Company with the Commission (File No. 0-16348), are incorporated by reference in this Prospectus (i) the Company's Annual Report on Form 10-KSB for the fifty-two weeks ended June 29, 1997 and (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 28, 1997, December 28, 1997 and March 29, 1998. The Company's Annual Report for the fifty-two weeks ended June 29, 1997 and the Form 10-QSB for the quarter ended March 29, 1998 are being delivered to investors concurrently with this Prospectus.


     The foregoing documents contain financial and other information concerning the Company. Such documents constitute a part of this Prospectus, and the information contained therein should be reviewed together with all other information contained herein. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Scott P. McGuire, Premium Restaurant Company, 5555 West 78th Street, Edina, Minnesota 55439-2702. Telephone requests may be directed to (612) 941-0108, extension 205.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS OF A PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE UNITS OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE UNITS OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                          _________________________________

                                  TABLE OF CONTENTS
                          _________________________________


                                                                         Page
                                                                         ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . .        3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .        9
Price Range of Common Stock and
    Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . .       10
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . .       11
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . .       12
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . .       26
Description of Securities and Terms
    of Offering. . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
Additional Information . . . . . . . . . . . . . . . . . . . . . . . .       29
Available Information. . . . . . . . . . . . . . . . . . . . . . . . .       30
Incorporation of Certain Documents by
    Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30


                             ___________________________


                              PREMIUM RESTAURANT COMPANY




                             ___________________________

                                      PROSPECTUS
                                     May __, 1998
                              __________________________

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



    SEC registration fee                                      $  2,118
    Legal fees                                                  35,000
    Accounting fees                                             20,000
    Transfer Agent expenses                                      3,500
    Printing expenses                                            7,000
    Blue Sky fees                                                6,000
    Miscellaneous fees and expenses                             26,382

         Total                                                $100,000


ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Bylaws require indemnification of its directors and officers to the fullest extent permitted by Minnesota law. The Bylaws provide that the Company shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

    The Company's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

ITEM 16.  EXHIBITS



Exhibit No.    Description
--------------------------
4.1*           Form of Warrant Agreement
4.2*           Form of Warrant Certificate
5.1            Opinion of Lindquist & Vennum P.L.L.P., counsel to the Company
10.1           Form of Agency Agreement
23.1           Consent of Grant Thornton LLP
23.2           Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above)
24.1           Powers of Attorney (included on signature page hereof)

______________________________________
*  Previously filed

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Units offered herein, and the offering of such Units at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Units being registered which remain unsold at the expiration of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Notes offered therein, and the offering of such Notes at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on the 18th day of May 1998.

                                   PREMIUM RESTAURANT COMPANY
                                   (Registrant)


                                   By   /s/  Phillip R. Danford
                                       ----------------------------
                                       Phillip R. Danford
                                        President and Director


                                  POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on in the capacities indicated on May 18, 1998.





     Signature                          Title
     ---------                          -----

 /s/ L.E. "Dan" Danford, Jr.*                Director and Chairman of the Board
------------------------------------
L.E. "Dan" Danford, Jr.


 /s/ Phillip R. Danford                      President and Director
------------------------------------         (Principal Executive Officer;
Phillip R. Danford                           Financial Officer)
Principal


 /s/ Thomas A. Kelm*                         Director
------------------------------------
Thomas A. Kelm


 /s/ Scott P. McGuire*                       Controller
------------------------------------

*By /s/ Phillip R. Danford
------------------------------------
     Attorney in Fact